Exhibit 23.02

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the use of our name and our report dated November 14, 2022, relating to the consolidated financial statements of Zedge, Inc. as of and for the year ended July 31, 2022, included in this Annual Report on Form 10-K of Zedge, Inc.

/s/ Friedman llp

Friedman llp

Marlton, New Jersey

October 30, 2023